Exhibit 99.3

Second Amendment to the Eos Energy Enterprises, Inc.

Second Amended and Restated 2020 Incentive Plan

(Effective as of July 25, 2024)

This Second Amendment (this “Amendment”) to the Eos Energy Enterprises, Inc. Second Amended and Restated 2020 Incentive Plan (as amended, restated, replaced, supplemented, or otherwise modified from time to time, the “Plan”) is approved and adopted to be effective as of June 3, 2026 (the “Effective Date”).

Recitals

A.	The stockholders of Eos Enterprises, Inc., a Delaware corporation (the “Company”) approved the Amendment, effective as of June 3, 2026.

B.	The Company now desires to amend the Plan in accordance with the terms and conditions of this Amendment.

AMENDMENT

NOW THEREFORE, effective as of the Effective Date, the terms and conditions of the Plan are amended as follows:

1          Sections 5(b) of the Plan is hereby deleted in its entirety and replaced with the following:

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(b) Subject to this Section 5, Awards granted under the Plan on or following the Amendment Effective Date shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of 33,935,317 Common Stock; provided, that that the maximum number of Common Stock that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $500,000 in total value (calculating the value of any such Awards based on the Fair Market Value on the Date of Grant of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The Nasdaq Capital Market or other securities exchange on which the Common Stock is traded) may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

2          Sections 7(a) of the Plan is hereby deleted in its entirety and replaced with the following:

7. Options.

(a) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7 and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. The maximum aggregate number of Common Stock that may be issued through the exercise of Incentive Stock Options granted under the Plan on or after the Amendment Effective Date is 33,935,317 Common Stock. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the stockholder of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.

3          Incorporation: This Amendment shall be deemed as amending and incorporated into the Plan. All of the terms, conditions, and provisions of the Plan shall continue unchanged and remain in full force and effect except as expressly amended by this Amendment.

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IN WITNESS WHEREOF, the Company hereby executes this Amendment as of the Effective Date.

Eos Energy Enterprises, Inc.

By: _/s/ Michael Silberman_______________

Michael Silberman

Chief Legal Officer and Corporate Secretary